Exhibit 3.4

RESTATED CERTIFICATE OF INCORPORATION

OF

CAPITAL ONE FINANCIAL CORPORATION

Capital One Financial Corporation, a Delaware corporation, hereby certifies that:

1.            The name of the corporation is Capital One Financial Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was July 21, 1994, under the name BCD Holdings Corporation.

2.            This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit 1, which is incorporated herein by this reference, and which restates and integrates but does not further amend the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law.

[Signature Page Follow(s)]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Amy D. Cook
Name: Amy D. Cook
Title: Assistant Secretary

Date:	May 16, 2011

EXHIBIT 1

RESTATED CERTIFICATE OF INCORPORATION

OF

CAPITAL ONE FINANCIAL CORPORATION

1.              The name of the corporation (which is hereafter referred to as the Corporation) is “Capital One Financial Corporation”.

2.              The original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 21, 1994, under the name of BCD Holdings Corporation.

3.              This Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation (the “Board of Directors”), and adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (The “GCL”).

4.              The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Article I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Capital One Financial Corporation

Article II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the GCL.

Article IV

(A)           Authorized Stock. The Corporation shall be authorized to issue 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares shall be shares of Common Stock, $.01 par value (“Common Stock”), and 50,000,000 shares shall be shares of Preferred Stock, $.01 par value (“Preferred Stock”).

(B)           Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)             The designation of the series, which may be by distinguishing number, letter or title.

(ii)            The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii)           Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

(iv)           Dates at which dividends, if any, shall be payable.

(v)            The redemption rights and price or prices, if any, for shares of the series.

(vi)           The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii)          The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii)         Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(ix)            Restrictions on the issuance of shares of the same series or of any other class or series.

(x)            The voting rights, if any, of the holders of shares of the series.

(xi)           Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

(C)           The Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall have the right to cast one vote for each share for the election of Directors and on all other matters upon which stockholders are entitled to vote.

(D)           Vote. Except as otherwise provided in this Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

(E)            Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Article V

The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(A)           The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

(B)           Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

(C)           Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

(D)           Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(E)            Provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself.

(F)            The appointment of a rights agent with respect to such rights.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent, with this Article V. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

Article VI

(A)           In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i)             to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further than in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, the Bylaws; and

(ii)            from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

(B)           The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, subparagraph (i) of paragraph (A) of this Article VI.

Article VII

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

Article VIII

(A)           Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

(B)           Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(C)           Commencing with the annual meeting of stockholders held in 2012, directors (other than those who may be elected by the holders of any series of Preferred Stock) shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders, provided, however, that any director elected or appointed prior to the 2012 annual meeting of stockholders shall complete the three-year term to which such director has been elected or appointed. The term for the class of directors elected at the 2009 annual meeting of stockholders shall expire at the 2012 annual meeting of stockholders, the term for the class of directors elected at the 2010 annual meeting of stockholders shall expire at the 2013 annual meeting of stockholders, and the term for the class of directors elected at the 2011 annual meeting of stockholders shall expire at the 2014 annual meeting of stockholders. The division of directors into classes shall terminate at the 2014 annual meeting of stockholders. Directors shall hold office until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(D)           Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause and all other directors shall be removable either for or without cause, and (ii) the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

(E)            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

Section 1.                Vote Required for Certain Business Combinations.

(A)           Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in Section 2 of this Article IX:

(i)             any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii)            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

(iii)           the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of the Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

(iv)           the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or

(v)            any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or one or more Affiliates of the Interested Stockholder;

shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least 75% of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted by law or in any agreement with any national securities exchange or otherwise.

(B)           Definition of “Business Combination.” The term “Business Combination” as used in this Article IX shall mean any transaction described in any one or more of clauses (i) through (v) of paragraph (A) of this Section 1.

Section 2.               When Higher Vote is Not Required. The Provision of Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Restated Certificate of Incorporation, if the conditions specified in either of the following paragraphs (A) or (B) are met:

(A)           Approval by Continuing Directors The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

(B)           Price and Procedure Requirements. All of the following conditions shall have been met:

(i)             The aggregate amount of the cash and the Fair Market Value as hereinafter defined as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the highest of the following:

(a)            (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of such Business Combination (the “Announcement Date”), or (2) in the transaction in which it became an interested Stockholder, whichever is higher.

(b)            the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher, and

(c)            (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (B) (i) (b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

(ii)            The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class, other than Common Stock or Excluded Preferred Stock (as hereinafter defined), of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B) (ii) shall be required to be met with respect to every such class of outstanding Voting Stock whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a)            (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date, or (2) in the transaction in which it became an Interested Stockholder, whichever is higher.

(b)            (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c)            the Fair Market per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, and

(d)            (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph (B) (ii) (c) above multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first date in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

(iii)           The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration of such class of Voting Stock shall either be cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv)           After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination; (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock, except as approved by a majority of the Continuing Directors; (b) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (c) there shall have been an increase in the annual rate of dividends is necessary fully to reflect any recapitalization (including any reverse stock split), reorganization or any similar reorganization which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (d) such Interested Stockholder shall not have become the Beneficial Owner of any additional Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v)            After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation or in connection with such Business Combination or otherwise.

(vi)           A proxy or information statement describing the proposed Business Combination and complying with the requirement of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3.                Certain Definitions. For purposes of this Article IX.

(A)           “Person” shall mean any individual, firm, corporation or other entity.

(B)            “Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary) who or which:

(i)             itself, or along with its Affiliates, is the Beneficial Owner directly or indirectly, of more than 5% of the then outstanding Voting Stock; or

(ii)            is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was itself, or along with its Affiliates, the Beneficial Owner, directly or indirectly, of 5% or more of the then outstanding Voting Stock; or

(iii)           is an assignee of or has otherwise succeeded to any Voting Stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

provided, however, that Signet Banking Corporation and its Affiliates shall not be deemed an Interested Stockholder as long as they continue to control more than a majority of the outstanding Voting Stock.

(C)           “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect July 1, 1994. In addition, a Person shall be the “Beneficial Owner” of any Voting Stock which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner).

(D)           For the purpose of determining whether a Person is an Interested Stockholder pursuant to paragraph (B) of this section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (C) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise.

(E)            “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on July 1, 1994.

(F)            “Subsidiary” shall mean any corporation of which a majority of any share of equity security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (B) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each share of equity security is owned, directly or indirectly, by the Corporation.

(G)           “Continuing Director” shall mean any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board.

(H)           “Fair Market Value” shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 60-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in accordance with Section 4 of this Article IX, and (ii) in the case of property on the date in question as determined by the Board of Directors in accordance with Section 4 of this Article IX.

(I)             In the event of any Business Combination in which the Corporation survives, the phrase “other considerations to be received” as used in paragraphs (B) (i) and (ii) of Section 2 of this Article IX shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(J)            “Excluded Preferred Stock” means any series of Preferred Stock with respect to which a majority of the Continuing Directors have approved a Preferred Stock Designation creating such series that expressly provides that the provisions of this Article IX shall not apply.

Section 4.               The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article IX on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (i) whether a Person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another. (iv) whether the applicable conditions set forth in paragraph (B) of Section 2 of this Article IX have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (H) of Section 3 of this Article IX and (vi) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of Securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more.

Section 5.                No Effect on Fiduciary Obligations of Interested Stockholders. Nothing Contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6.               Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the Bylaws of the Corporation), but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of 80% of the voting power of the shares of the then outstanding Voting Stock voting together as a single class, including the affirmative vote of the holders of 80% of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX of this Certificate of Incorporation.

Article X

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article XI

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time to time by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article XI. Any amendment or repeal of this Article XI shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

Article XII

Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that any amendment or repeal of Article X or Article XI of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.